Exhibit 3.1

12:56:52 p.m. 04-22-2024 | 5 | 13022489762

To: Page: 5 of 6 2024-04-22 12:57:20 PDT Dudding

Filed in the Office of	Business Number E0185402005-9
F.V. Aguilar (signature)	Filing Number 20244008877
Secretary of State State Of Nevada	Filed On 4/22/2024 12:56:00 PM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: TurnOnGreen, Inc. Entity or Nevada Business Identification Number (NVID): NV20051099020
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Redeemable Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Sections 4 and 6 of the Certificate of Designations are hereby amended as shown on Exhibit A attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X (signature) Signature of Officer Date: 04/22/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

ro: 12:56:52 p.m. 04-22-2024 6 I 13022489762 Page: 6 of 6 2024-04-22 12:57:20 PDT CERTIFICATE OF AMENnl\fRNT TO THE 13022489762 CERTIFICATE OF UESlGNA'HONS OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE REDEEMABLE PREF.ERRED STOCK OF TUR'.\'ONGREEN, INC. From: Sabra Dudding 1:-'JRST: This Certificate of Amendment (this "Certificate of Amendment") amends the provisions of the Certificate of Designations of Rights and Preferences of Series A Convertible Redeemable Preferred Stock of the Corporation, which was previously amended pursuant to a certificate of amendment tiled with the Secretary of State of the State of l'\evada on March 25, 2024 (the ?"Certificate"), SECOND: That a new Section 4(d) be added to Section 4 of the Certificate, \vhich shall read as follows: "(a) Quorum and Voting Power. For purposes of dctennining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Seri.es.-\. Preferred Stock are entitled to vote and the voting power of the shares of Series A Preferred Stock, each Holder of outstandrng shares of Series A Preferred Stock shall be entitled to a number of \'Otes equal to the number of shares of Common Stock into \vhich such shares of Series A Preferred Stock are chen convertible_, Jisregarding, for such purposes, any limitations on conversion set forth herein, provided, however, that solely for purposes of this Section 4(d). the Voting Floor Price :;hall not be lower than the dosing sale price of the Common Stock on the Bus111ess Day immediately preceding tl1e execution date of the Secunties Purchase Agreement. For purposes of this Section 4(a). the term '"Voting Fl.oar Price'' shall mean the Company·s closing sale price on the Business Day immediately preceding the execution date of the Securities Purchase Agro:::emenl. The Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar trrn1saclions." SECOND: Thac 6(a) of the Certificate is hereby deleted and replaced in its entirety by the following: '"(a) Optional Conversion: Conversion Price. Each share or Series A Preferred Stock shall become convertible, at the option of the Tiolder, conunem;ing on the Tssuance Date, into such 1rnmber oC fully paid and non-assessable shares of Common Scock detennined by dividing the Staled Value of the Series A Preferred Stock by the then applicable Conversion Price. The Conversion Price shall be subject to adjustment as p1·ovided in Section 6(d) below. The Serit>s A Preferred Stock shall be convertible at the Holder's option into shares of Common Stock at u wnversion price equal to U1e grearer of (i) S0.02 per share (the "Floor Price""!, which Floor Price shall not be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) eighty (80~'o) percent of the Market Price as at the Conversion Date (the "Conversion Price")." THIRD: On April l 8, 2024, the Bo.:-u-d of Directors of the Corporation duly adopted this Certificate of Amendment and declared chis Certificate of Amendment advisable by written consent. FOURTII: On April 18, 2024, in ac-c-0rdance with the provisions of RS 78.320, the sole shareholder of the issued and outstanding stock of the Corporation entitled to vote consented to and authorized this Certificate of Amendment by written c-onsent in lieu of meeting. The total number of shares of the Corporation ·s Common Stock issued outstanding and entitled to vote upon this Certificate of ;\mcndmcnt was 25,000 shares. fTFTH: This Certificate ofArne11drnent was duly adopted in accordance \\ith the applicable provisions of~RS 78.390. INWITKESS WHEREOF, the Corporation has caused this Certificate ofAmendmcntto be signed by its duly authorized officer as of April 22, 2024. TurnOnGrcen, Tnc_